Exhibit 99.1

Select Comfort Appoints New Chief Financial Officer and
New Chief Human Capital Officer
Former Ethan Allen Interiors, Inc. and Target Corporation Executives Join the Company

MINNEAPOLIS - (March 19, 2014) - Select Comfort Corporation, (NASDAQ: SCSS), the leader in individualized comfort and sleep technology in the mattress industry, today announced that David Callen, Sleep Number® setting 40, has been appointed the company’s senior vice president and chief financial officer, and Patricia (Tricia) Dirks, Sleep Number® setting 35, has been named the company’s senior vice president and chief human capital officer. Each of these appointments will be effective as of April 7, 2014.

As chief financial officer, Callen will advance the company’s financial growth plan and lead the finance team. Dirks will continue to evolve the company’s culture of innovation and individualization and be responsible for all human capital functions. Both senior leaders will progress the company’s vision to become one of the world’s most beloved brands by delivering an unparalleled sleep experience.

“David, an experienced finance leader in a vertically integrated branded consumer product company, Ethan Allen Interiors, Inc., and Tricia, an accomplished retail and human resources leader from Target Corporation, will advance our strategic direction,” said Shelly Ibach, president and CEO, Select Comfort. “They are strong business partners whose expertise complements our customer-focused culture and strategy.”

Callen was previously Ethan Allen Interiors, Inc.’s principal financial officer, serving as vice president, finance and treasurer. Prior to that, he served as vice president of global finance of Phototronics, Inc., and worked as corporate controller of Johnson Outdoors, Inc. He earned his CPA while working at BDO Seidman, a public accounting firm.
Dirks joins the company from Target Corporation where she has been senior vice president of organizational effectiveness. Previously, she was senior vice president of human resources at Marshall Field’s Department Store. She currently serves on the Minnesota Zoo Foundation Board.
About Select Comfort Corporation
Select Comfort Corporation is leading the industry in delivering an unparalleled sleep experience by offering consumers high-quality, innovative and individualized sleep solutions and services, which include a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, marketer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further individualization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an empowering mattress-buying experience at one of the 440 Sleep Number stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Media Contact: Becky Dvorak, (763) 551-6862; becky.dvorak@selectcomfort.com
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